Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-129550 on Form S-8 of New Peoples Bankshares, Inc. of our reports dated March 15, 2010, related to the consolidated balance sheets of New Peoples Bankshares, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009, and with respect to the effectiveness of internal control over financial reporting which appear in the New Peoples Bankshares, Inc. 2009 Annual Report on Form 10-K for the year ended December 31, 2009.

/S/ BROWN, EDWARDS & COMPANY, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Christiansburg, Virginia

March 15, 2010